Exhibit 5.1

[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

March 1, 2021

Keurig Dr Pepper Inc.

53 South Avenue

Burlington, Massachusetts 01803

Re: Keurig Dr Pepper Inc. – At-the-Market Program for Common Stock

Ladies and Gentlemen:

We have acted as special United States counsel to Keurig Dr Pepper Inc., a Delaware corporation (the “Company” or “Our Client”), in connection with the Sales Agreement, dated March 1, 2021 (the “Sales Agreement”), between Goldman Sachs & Co. LLC, as sales agent and/or principal, and the Company, relating to the sale by the Company to or through Goldman Sachs & Co. LLC, from time to time, of up to 4,300,000 shares of the Company’s common stock, par value $0.01 per share (the “Securities”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-3 (File No. 333-233477) of the Company relating to the Securities and other securities of the Company filed with the Securities and Exchange Commission (the “Commission”) on August 27, 2019 under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), and Post-Effective Amendment No. 1 thereto filed with the Commission on August 29, 2019, including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”);

(b) the prospectus, dated August 27, 2019 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c) the prospectus supplement, dated March 1, 2021 (together with the Base Prospectus, the “Prospectus Supplement”), relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d) an executed copy of the Sales Agreement;

Keurig Dr Pepper Inc.

March 1, 2021

(e) an executed copy of a certificate of James L. Baldwin, Jr., Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(f) a copy of the Company’s Amended and Restated Certificate of Incorporation certified by the Secretary of State of the State of Delaware as of February 25, 2021, and certified pursuant to the Secretary’s Certificate (the “Amended and Restated Certificate of Incorporation”);

(g) a copy of the Company’s Amended and Restated By-Laws (the “Amended and Restated By-Laws”), as amended and in effect as of the date hereof, certified pursuant to the Secretary’s Certificate; and

(h) a copy of certain resolutions of the Board of Directors of the Company, adopted on February 22, 2021, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Sales Agreement.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Sales Agreement. In addition, we have also assumed that the issuance of the Securities does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Amended and Restated Certificate of Incorporation, the Amended and Restated By-Laws or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2020).

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Securities have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and when issued and sold in accordance with the Sales Agreement, will be validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than $0.01 per share of common stock.

Keurig Dr Pepper Inc.

March 1, 2021

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

LKB